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                                                        EXHIBIT 23.4

                               July __, 1996



To The Board of Directors of
Poppe Tyson, Inc.

Gentlemen:

          I consent to serve as a director of Poppe Tyson, Inc. (the "Company") upon the effective date of the Company's Registration Statement on Form S-1 regarding the Company's initial public offering and confirm to you that the information regarding myself and my employment history contained in the Company's Registration Statement is complete and correct.

                                       Very truly yours,



                                       Paul C. Schorr III